Exhibit 99(f)

                          PRESS RELEASE


FOR IMMEDIATE RELEASE
WEDNESDAY
JULY 10, 1996


CONTACT PERSON:          STACY DUCKETT, VICE PRESIDENT
                         CORPORATE COMMUNICATIONS
                         TCBY ENTERPRISES, INC.
                         (501) 688-8229

                         PAUL MEREDITH
                         TEXACO LATIN AMERICA/WEST AFRICA
                         (305) 529-4524


                   TCBY AND TEXACO TO DEVELOP
             CARIBBEAN AND LATIN AMERICAN LOCATIONS


LITTLE  ROCK,  AR  -  WEDNESDAY  (JULY  10,  1996)  -   TCBY
ENTERPRISES, INC. (NYSE:TBY) and Texaco today announced that they will pursue joint development opportunities in the Caribbean and Latin America.

To date, one location has been opened in Jamaica, one is under construction in the Dominican Republic, and a third location is under development in the Cayman Islands. All of these markets offer additional locations for joint development.

"We are very excited about the development opportunities with Texaco in these markets. This is a natural extension of our successful convenience store development in the U.S.," said Hartsell Wingfield, President of TCBY International.

"A TCBY Treats location allows us to offer our customers a great snack alternative from a company they know and like," said J. Carey McHugh, Vice President of Texaco Caribbean, Inc. "We are pleased we can join our two brands to serve consumers in these markets."

Locations in the Bahamas, Brazil and Costa Rica are currently under consideration. In some cases, TCBY franchisees will operate the "TCBY" Treats(Service Mark) location; in others, the Texaco convenience store operator will become a TCBY franchisee and manage both operations.


Branded food concepts inside convenience stores is a booming trend in the United States. TCBY currently has over 200
such locations  operating or in  development.   Texaco  has
partnerships with more than 20 food franchises and has launched a redesign of its outlets to better accommodate the addition of these concepts to its operations.

TCBY Enterprises, Inc., through subsidiary companies, manufactures and sells soft serve frozen yogurt, hardpack frozen yogurt, hardpack ice cream, and frozen novelty products, and markets foodservice equipment. The Company is the world's largest manufacturer-franchisor of frozen yogurt.
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